Exhibit 99.1

CPSI Announces Fourth Quarter and Year-End 2015 Results and 2016 Guidance

MOBILE, Ala.--(BUSINESS WIRE)--January 28, 2016--Computer Programs and Systems, Inc. (NASDAQ:CPSI):

Highlights:

2015 Results:

  Revenues of $44.2 million for the fourth quarter and $182.2 million for the year;
  Earnings per diluted share of $0.30 for the quarter and $1.62 for the year;
  Cash provided by operations of $4.6 million for the quarter and $30.9 million for the year;
  Quarterly dividend of $0.64 per share; and
  Announced agreement to acquire Healthland Holding Inc. and its affiliates.

2016 Guidance:

  Anticipated revenues of $307 million to $322 million;
  Anticipated adjusted EBITDA of $86 million to $91 million; and
  Anticipated non-GAAP earnings per share of $3.47 to $3.64 per diluted share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the fourth quarter and year ended December 31, 2015.

The Company also announced a quarterly cash dividend of $0.64 per share, payable on February 26, 2016, to stockholders of record as of the close of business on February 11, 2016.

Total revenues for the fourth quarter ended December 31, 2015, were $44.2 million, compared with total revenues of $46.3 million for the prior-year fourth quarter. Net income for the quarter ended December 31, 2015, was $3.4 million, or $0.30 per diluted share, compared with $6.7 million, or $0.60 per diluted share, for the quarter ended December 31, 2014. Cash provided by operations for the fourth quarter of 2015 was $4.6 million, compared with $12.9 million for the prior-year fourth quarter. Cash collections for the fourth quarter ended December 31, 2015, were $46.4 million, compared with cash collections of $53.2 million for the prior-year fourth quarter. Included in the fourth quarter results are $3.0 million of transaction costs associated with the Company’s acquisition of Healthland.

Total revenues for the year ended December 31, 2015, were $182.2 million, compared with total revenues of $204.7 million for the prior year. Net income for the year ended December 31, 2015, was $18.3 million, or $1.62 per diluted share, compared with $32.9 million, or $2.94 per diluted share, for the year ended December 31, 2014. Cash provided by operations for 2015 was $30.9 million, compared with $38.9 million for the prior year. Cash collections for 2015 were $187.2 million, compared with cash collections of $207.1 million for the prior year. In addition to the aforementioned $3.0 million of Healthland transaction costs incurred in the fourth quarter of 2015, the annual results for 2015 also include $2.0 million in severance expenses resulting from a voluntary retirement program that the Company carried out during the third quarter.

“We are pleased to have concluded our acquisition of Healthland and its subsidiaries, American HealthTech and Rycan,” said Boyd Douglas, president and chief executive officer of CPSI. “Now that we are fully engaged in the process of integrating our companies, it has only served to reinforce our belief that the combined companies will dramatically improve our competitive position and opportunities in the community healthcare market. The integration process is going well and we expect to start seeing a positive impact in the near future with our enhanced ability to offer solutions across the continuum of care.”

For 2016, the Company anticipates total revenues of $307 million to $322 million, adjusted EBITDA of $86 million to $91 million, and non-GAAP earnings per share of $3.47 to $3.64 per diluted share. Adjusted EBITDA is a non-GAAP financial measure and is expected to consist of GAAP net income as reported, adjusted for: (i) deferred revenue and other adjustments arising from purchase price allocation adjustments related to the Healthland acquisition; (ii) depreciation and amortization; (iii) stock-based compensation expense; (iv) non-recurring expenses and transaction-related costs; (v) interest expense and other, net; and (vi) the provision for income taxes, net of the cash benefits derived from the utilization of net operating loss carryforwards acquired in the Healthland acquisition. Non-GAAP earnings per share is a non-GAAP financial measure and is expected to consist of GAAP net income as reported, adjusted for the after-tax effects of (i) acquisition-related amortization; (ii) stock-based compensation expense; (iii) non-recurring expenses and transaction-related costs; and (iv) non-cash charges to interest expense and other, divided by weighted shares outstanding (diluted) in the applicable period.

“The recent acquisition of Healthland and its subsidiaries has broadened our business, resulting in more diverse revenue opportunities and a more complex cost and debt structure,” said Matt Chambless, chief financial officer of CPSI. “This shift has naturally resulted in changes to the metrics that we consider most useful in assessing the organic performance of the continuing operations of our business. In an effort to better align our annual guidance provided to the investment community with those changing metrics, we have provided annual 2016 guidance related to revenues, adjusted EBITDA, and non-GAAP earnings per share versus our most recent history of providing annual guidance related to revenues, net income, and earnings per share, as computed on a GAAP-basis.”

CPSI will hold a live webcast to discuss fourth quarter and year-end 2015 results today, Thursday, January 28, 2016, at 4:30 p.m. Eastern time. A 30-day online replay will be available approximately one hour following the conclusion of the live webcast. To listen to the live webcast or access the replay, visit the Company’s website, www.cpsi.com.

About CPSI

CPSI is a leading provider of healthcare IT solutions and services for community hospitals and post-acute care facilities. Founded in 1979, CPSI is the parent of five companies – Evident, LLC, TruBridge, LLC, Healthland Inc., American HealthTech, Inc., and Rycan Technologies, Inc. Our combined companies are focused on helping improve the health of the communities we serve, connecting communities for a better patient care experience, and improving the financial operations of our customers. Evident provides comprehensive EHR solutions and services for community hospitals. TruBridge focuses exclusively on providing business, consulting, and managed IT services to community healthcare organizations, regardless of their IT vendor. Healthland provides integrated technology solutions and services to small rural and critical access hospitals. American HealthTech is one of the nation’s largest providers of financial and clinical technology solutions and services for post-acute care facilities. Rycan provides revenue cycle management workflow and automation software to hospitals, healthcare systems, and skilled nursing organizations. For more information, visit www.cpsi.com, www.evident.com, www.trubridge.com, www.healthland.com, www.healthtech.net, or www.rycan.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; our ability to successfully integrate the businesses of Healthland, American HealthTech and Rycan with our business; government regulation of the healthcare and health insurance industries; government regulation of our products and customers, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates and qualifying technological standards; the potential effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; the funding uncertainties associated with and potential expenditures required by the American Recovery and Reinvestment Act of 2009 in connection with the adoption of electronic health records; our substantial indebtedness, and our ability to incur additional indebtedness in the future; our inability to generate sufficient cash in order to meet our debt service obligations; restrictions on our current and future operations because of the terms of our senior secured credit facilities; market risks related to interest rate changes; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; changes in accounting principles generally accepted in the United States; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; potential intellectual property claims against us; general economic conditions, including changes in the financial and credit markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Sales revenues:
System sales	$9,069	$13,226	$42,994	$75,099
Support and maintenance	19,295	18,610	75,392	73,553
Business management, consulting and managed IT services	15,866	14,431	63,788	56,090
Total sales revenues	44,230	46,267	182,174	204,742

Cost of sales:
System sales	9,338	11,047	39,515	44,620
Support and maintenance	6,558	7,125	27,214	29,080
Business management, consulting and managed IT services	10,819	8,993	41,337	37,066
Total cost of sales	26,715	27,165	108,066	110,766
Gross profit	17,515	19,102	74,108	93,976

Operating expenses:
Sales and marketing	2,906	3,211	12,212	14,370
General and administrative	10,004	6,549	36,810	30,019
Total operating expenses	12,910	9,760	49,022	44,389

Operating income	4,605	9,342	25,086	49,587
Other income	70	71	405	152
Income before taxes	4,675	9,413	25,491	49,739
Provision for income taxes	1,282	2,669	7,148	16,819
Net income	3,393	6,744	18,343	32,920
Less: Net income attributable to participating securities (unvested restricted stock)	(57)	(96)	(374)	(499)
Net income attributable to common stockholders	$3,336	$6,648	$17,969	$32,421

Basic and diluted earnings per share	$0.30	$0.60	$1.62	$2.94

Weighted average shares outstanding used in basic per common share computations	11,110	11,048	11,083	11,026
Weighted average shares outstanding used in diluted per common share computations	11,169	11,050	11,136	11,026

COMPUTER PROGRAMS AND SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	Dec. 31, 2015	Dec. 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,951	$23,792
Investments	10,824	10,703
Accounts receivable, net of allowance for doubtful accounts of $1,216 and $1,253, respectively	22,594	23,102
Financing receivables, current portion, net	10,576	18,112
Inventories	1,495	1,431
Deferred tax assets	2,335	2,319
Prepaid income taxes	427	1,120
Prepaid expenses and other	1,356	937
Total current assets	74,558	81,516

Property and equipment, net	14,351	17,039
Financing receivables, net of current portion	1,569	770
Deferred tax assets	2,310	-
Total assets	$92,788	$99,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,591	$3,990
Deferred revenue	3,821	5,891
Accrued vacation	3,412	3,931
Other accrued liabilities	5,598	4,349
Total current liabilities	17,422	18,161

Deferred tax liabilities	-	383

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 11,303 and 11,209 shares issued and outstanding	11	11
Additional paid-in capital	44,187	38,983
Accumulated other comprehensive loss	(38)	(19)
Retained earnings	31,206	41,806
Total stockholders’ equity	75,366	80,781
Total liabilities and stockholders’ equity	$92,788	$99,325

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Other Supplemental Information
(In thousands)

The following table summarizes cash flow and free cash flow for the Company:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Cash Flow Information
Net cash provided by operating activities	$4,551	$12,880	$30,876	$38,949
Net cash used in investing activities	(33)	(753)	(598)	(1,523)
Net cash used in financing activities	(7,199)	(6,342)	(29,119)	(25,363)

Free Cash Flow
Net cash provided by operating activities	$4,551	$12,880	$30,876	$38,949
Less: Purchases of capital assets	-	(722)	(447)	(1,473)
Free cash flow	$4,551	$12,158	$30,429	$37,476

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of capital assets. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Boyd Douglas, 251-639-8100
President and Chief Executive Officer